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The Vantagepoint Funds

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THE VANTAGEPOINT FUNDS

VANTAGEPOINT AGGRESSIVE OPPORTUNITIES FUND

777 North Capitol Street, NE
Suite 600
Washington, DC 20002

INFORMATION STATEMENT

Important Notice Regarding Internet Availability of this Information Statement:

This information statement is available at http://www.icmarc.org/vpprospectus

This Information Statement is being furnished on behalf of the Board of Directors (“Directors” or “Board”) of The Vantagepoint Funds (the “VP Funds”) to inform shareholders of the Vantagepoint Aggressive Opportunities Fund (the “Fund”), about recent changes related to the Fund’s subadvisory arrangements. The changes were approved by the Board on the recommendation of the Fund’s investment adviser, Vantagepoint Investment Advisers, LLC (“VIA”), without shareholder approval, as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”) dated May 8, 2000 (the “SEC Order”). We Are Not Asking You for a Proxy and You are Requested Not to Send us a Proxy.

This Information Statement is being mailed on or about July 14, 2010 to shareholders of record of the Fund as of June 30, 2010.

INTRODUCTION

VIA is the investment adviser for each series of the VP Funds. VIA employs a “manager of managers” arrangement in managing the assets of certain series. Under this arrangement, VIA, subject to approval by the Board, may hire, terminate or replace subadvisers that are not “affiliated persons” of the VP Funds or VIA, as that term is defined under the Investment Company Act of 1940, as amended (the “1940 Act”) (“unaffiliated subadvisers”), and modify material terms and conditions of subadvisory agreements with unaffiliated subadvisers, without shareholder approval. VIA recommended, and the Board has approved, a new subadvisory agreement (the “New Subadvisory Agreement”) with a new subadviser to the Fund, Wellington Management Company, LLP (“Wellington Management” or the “New Subadviser”).

Section 15(a) of the 1940 Act generally requires that the shareholders of a mutual fund approve an agreement under which a person serves as investment adviser or subadviser to a fund. In order to employ the “manager of managers” arrangement discussed above, the VP Funds and VIA requested and received the SEC Order. The SEC Order exempts VIA and the VP Funds from the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Board, subject to certain conditions, to appoint new, unaffiliated subadvisers and approve subadvisory agreements with such subadvisers on behalf of the VP Funds without shareholder approval.

Consistent with the SEC Order, at a meeting held on March 26, 2010 (the “March Meeting”), the Board, including a majority of the Directors who are not “interested persons” of the VP Funds or of VIA, as that term is defined under the 1940 Act (“Independent Directors”), approved the New Subadvisory Agreement among the VP Funds (on behalf of the Fund), VIA and Wellington Management. As discussed later in this Information Statement, the Board carefully considered the new subadvisory arrangement and concluded that the approval of the New Subadvisory Agreement was in the best interests of the Fund and its shareholders. Also at the March Meeting, VIA recommended, and the Board approved: (i) an increase in the allocation of the Fund’s assets to one of the Fund’s existing subadvisers, Legg Mason Capital Management, Inc. (“Legg Mason”), effective May 1, 2010; and (ii) the termination of T. Rowe Price Associates, Inc. (“T. Rowe Price”) as subadviser to the Fund, which became effective May 6, 2010.

As a condition to relying on the SEC Order, VIA and the VP Funds are required to furnish the Fund’s shareholders with information about new subadvisers within ninety days from the date that the subadvisers are hired. This Information Statement provides that information, along with details of the new subadvisory arrangements for the Fund.

APPOINTMENT OF NEW SUBADVISER TO THE FUND

At the March Meeting, VIA recommended, and the Board approved, the appointment of Wellington Management as subadviser to the Fund, and on May 1, 2010, Wellington Management began managing the assets allocated to it by VIA. Legg Mason, Southeastern Asset Management, Inc. (“Southeastern”) and TimesSquare Capital Management, LLC (“TimesSquare”) continue to serve as subadvisers to the Fund.

Under the terms of the New Subadvisory Agreement, Wellington Management makes, on a discretionary basis, investment decisions for the assets of the Fund allocated to it by VIA, and continuously reviews, supervises and administers the Fund’s investment program with respect to such assets.

VIA’S RECOMMENDATION AND THE BOARD’S DECISION
REGARDING THE NEW SUBADVISER

VIA recommended to the Board that it appoint Wellington Management as subadviser to the Fund and approve the proposed New Subadvisory Agreement among VIA, the VP Funds and Wellington Management with respect to the Fund. VIA made these recommendations after it conducted a search for managers with experience managing small, small/mid and mid cap growth portfolios. VIA recommended Wellington Management because, among other things, in its view, based in part on information given to VIA by Wellington Management, Wellington Management: (i) possesses a stable organizational structure; (ii) has an experienced investment team; (iii) has adequate infrastructure and support staff; (iv) has historically produced positive relative performance and downside protection for similar investment mandates; (v) demonstrates long-term consistent above-median risk-adjusted returns versus peers for similar mandates; (vi) has produced positive risk-adjusted results during long-term time periods for similar mandates; (vii) is an experienced subadviser of registered investment companies (including two other series of the VP Funds); and (viii) has a complimentary investment strategy to the Fund’s other subadvisers, which supports the Fund’s multi-management approach.

Before approving the appointment of Wellington Management as a subadviser to the Fund effective May 1, 2010, the Board considered the recommendations of, and supporting analyses and data presented by, VIA.

With respect to the Board’s consideration of the New Subadvisory Agreement with Wellington Management, the Directors received written information in advance of the March Meeting from VIA, which included: (1) the process by which VIA selected and recommended for Board approval Wellington Management as a subadviser to the Fund; (2) the nature, extent and quality of the services that Wellington Management would provide to the Fund; (3) Wellington Management’s experience, investment management business, personnel and operations; (4) Wellington Management’s brokerage and trading policies and practices; (5) the level of the subadvisory fee to be charged to the Fund by Wellington Management and a comparison of that fee to the: (a) fees charged by Wellington Management to manage other select mid-cap growth accounts; and (b) fees charged by a group of U.S. separate account investment managers utilizing an active mid-cap growth equity style; (6) Wellington Management’s compliance program;

(7) Wellington Management’s performance returns utilizing a select mid-cap growth mandate, and such performance compared to a relevant benchmark and peer group; (8) the Fund’s expected overall investment advisory fee and projected total expense ratio, taking into account the change in subadviser and the increase in the allocation of the Fund’s assets to Legg Mason, compared to a group of mid-cap growth funds; and (9) Wellington Management’s financial condition.

In considering the information and materials described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to approvals of advisory agreements.

In determining whether to approve the New Subadvisory Agreement, the Directors considered the information received in advance of the March Meeting, the presentations made by, and discussions held with, representatives of Wellington Management, VIA’s personnel and the VP Funds’ Chief Compliance Officer prior to the March Meeting and at the March Meeting, as applicable, as well as a variety of factors, and reached the following conclusions:

Nature, Extent and Quality of Services. With respect to the nature, extent and quality of the services expected to be provided by Wellington Management under the New Subadvisory Agreement, the Directors considered the specific investment process to be employed by Wellington Management in managing the assets of the Fund to be allocated to it; the qualifications of Wellington Management’s investment management personnel with regard to implementing a select mid-cap growth mandate; Wellington Management’s performance record as compared to a relevant benchmark and peer group; Wellington Management’s infrastructure and whether it appeared to adequately support a select mid-cap growth strategy; and VIA’s review process and favorable assessment as to the nature, quality and extent of the subadvisory services expected to be provided by Wellington Management to the Fund. The Directors acknowledged that Wellington Management has experienced portfolio management personnel; and appeared to have adequate infrastructure and support staff to seek to achieve favorable results implementing a select mid-cap growth mandate for the Fund. The Directors concluded that the nature, extent and quality of the subadvisory services expected to be provided by Wellington Management were appropriate for the Fund in light of its investment strategy and, thus, supported a decision to approve the New Subadvisory Agreement.

Investment Performance. The Directors evaluated Wellington Management’s historical investment performance record in managing its clients’ assets utilizing a select mid-cap growth mandate and considered the performance record versus a relevant benchmark and peer group (based on information provided by an independent third-party source). The Directors concluded that Wellington Management’s overall historical investment performance record supported approval of the New Subadvisory Agreement with Wellington Management.

Subadvisory Fee, Expense Ratio Impact and Economies of Scale. In evaluating the proposed subadvisory fee, the Directors reviewed Wellington Management’s subadvisory fee schedule. The Directors considered comparisons of the subadvisory fee to be charged by Wellington Management to the Fund with its fee schedule for managing other accounts with an investment mandate similar to the mandate Wellington Management is to employ on behalf of the Fund. The Directors also considered that, according to the information provided by VIA, the proposed fee schedule for Wellington Management reflected the lowest fee rate currently charged by Wellington Management to other accounts of similar size for which it provides advisory services utilizing a similar mandate, and is lower than its standard fee schedule for managing accounts with a similar mandate. Additionally, the nature of the subadvisory services Wellington Management is to provide to the Fund appeared to be comparable to those Wellington Management currently provides to its other subadvisory clients.

The Directors reviewed information provided by VIA (which was based on an independent third-party source) on the fees charged to accounts with assets comparable to the amount of assets to be allocated initially to Wellington Management to a group of U.S. separate account investment managers that employ a similar investment style to the investment style Wellington Management is to employ for the Fund. According to the information provided, the effective fee rate to be paid by the Fund to Wellington Management at the proposed initial asset allocation level for Wellington Management would be below the median fee charged by such managers.

The Directors also considered information from VIA showing that there would be no increase in the overall subadvisory fees and, therefore, no increase in the total expense ratio of the Fund as a result of the changes in subadviser arrangements. Referring to data provided by VIA and compiled by Morningstar, Inc. (“Morningstar”), a provider of independent investment company data, the Directors also noted that the expected total investment advisory fee for the Fund, taking into account the proposed subadviser change and the increase in the allocation of the Fund’s assets to Legg Mason, was lower than the average and median investment advisory fee of a group of mutual funds in Morningstar’s mid-cap growth funds category. The Directors also considered information provided by VIA and compiled by Morningstar on the total expense ratios of a group of mutual funds in Morningstar’s mid-cap growth funds category, which showed that, if Wellington Management served as a subadviser to the Fund at the proposed subadvisory fee rate and initial asset allocation level, along with the Fund’s three other existing subadvisers at their current subadvisory fee rates and based on their current asset allocation levels with respect to TimesSquare and Southeastern, and the proposed asset allocation level with respect to Legg Mason, the Fund’s expected total expense ratio would be below the average and median expense ratios of such funds.

The foregoing comparisons assisted the Directors in considering the New Subadvisory Agreement by providing them with a basis for evaluating Wellington Management’s fee, including in light of the Fund’s expected overall investment advisory fee and total expense ratio, on a relative basis. Based on this information, the Directors concluded that Wellington Management’s subadvisory fee appeared to be within a reasonable range for the services to be provided.

The Directors also reviewed the information provided by Wellington Management regarding the estimated profits to be realized from its relationship with the Fund. In reviewing the extent to which economies of scale may be realized by Wellington Management as the assets of the Fund to be managed by it grow, and whether the proposed fee levels reflect these economies, the Directors considered that Wellington Management’s proposed fee schedule included breakpoints, which indicates that the proposed subadvisory fee rate is intended to capture certain anticipated economies of scale for the benefit of the Fund’s shareholders in connection with the services to be provided. The Directors concluded that the proposed fee schedule with respect to Wellington Management was appropriate at this time.

Other Considerations. The Directors considered VIA’s judgment that the addition of Wellington Management as a subadviser to the Fund would add value by complementing the investment approach of the Fund’s current subadvisers, Legg Mason, Southeastern and TimesSquare. In this regard, the Directors considered VIA’s belief that the addition of Wellington Management as a subadviser, along with VIA’s recommendation to terminate T. Rowe Price and to increase the amount of the Fund’s assets currently allocated to Legg Mason, should serve to enhance the Fund’s risk/return attributes.

The Directors considered the selection and due diligence process employed by VIA in deciding to recommend Wellington Management as a subadviser to the Fund and also considered VIA’s conclusion that the fee to be paid to Wellington Management for its services to the Fund is reasonable and appropriate in light of the nature and quality of services to be provided by Wellington Management and the reasons supporting that conclusion. The Directors also considered information from VIA concerning its strategy to efficiently implement the subadviser transition. The Directors concluded that VIA’s recommendations and conclusions supported approval of the New Subadvisory Agreement.

The Directors also considered the potential “fall-out” or ancillary benefits that may accrue to Wellington Management due to its relationship with the Fund. The Directors considered that Wellington Management may direct the Fund’s brokerage transactions to certain brokers to obtain research and other services. However, the Directors noted that all subadvisers are required to select brokers who meet the Fund’s requirements for seeking best execution, and that VIA monitors and evaluates the subadvisers’ trade execution with respect to Fund brokerage transactions on a regular basis and provides reports to the Board in this regard. In addition, Wellington Management indicated that it may receive reputational benefits from its relationship with the Fund. The Directors concluded that the potential benefits that may accrue to Wellington Management by virtue of its relationship with the Fund appeared to be reasonable.

Conclusion. After full consideration of the foregoing factors, with no single factor identified as being of paramount importance, the Directors, including a majority of the Independent Directors, concluded that the initial approval of the New Subadvisory Agreement was in the best interests of the Fund and its shareholders, and approved the New Subadvisory Agreement with, and the fee to be paid to, Wellington Management.

THE NEW SUBADVISORY AGREEMENT

The New Subadvisory Agreement with Wellington Management has terms substantially similar to the terms of the agreements with other subadvisers to the VP Funds, except for the fee rate payable by the Fund to Wellington Management. Under the New Subadvisory Agreement, Wellington Management makes, on a discretionary basis, all investment decisions for the portion of the Fund’s assets allocated to it, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets. Wellington Management discharges its responsibilities under the New Subadvisory Agreement subject to the supervision of VIA and the Board, and has agreed to do so in a manner consistent with the Fund’s investment objective, policies and limitations. The New Subadvisory Agreement is dated May 1, 2010, and has an initial term ending February 28, 2011. Thereafter, continuance of the New Subadvisory Agreement requires the annual approval of the Board, including a majority of the Independent Directors.

For its services to the Fund under the New Subadvisory Agreement, Wellington Management receives a quarterly subadvisory fee from the Fund based on the average daily net asset value of the assets of the Fund allocated to it, with annual rates as follows: 0.425% on the first $50 million, 0.400% on the next $275 million, and 0.375% on all amounts in excess of $325 million.

Wellington Management is not an “affiliated person” of VIA (as that term is defined in the 1940 Act).

ADDITIONAL INFORMATION ABOUT THE NEW SUBADVISER

Wellington Management is a private Massachusetts limited liability partnership whose sole business is investment management. The firm is owned by 113 partners, and has principal offices at 75 State Street, Boston, Massachusetts 02109. Wellington Management is a professional investment counseling firm which provides investment services to investment companies, employee benefit plans, endowments, foundations, and other institutions. Wellington Management and its predecessor organizations have provided investment advisory services for over 70 years. The principal executive officers of Wellington Management and the members of Wellington Management’s executive committee, and their principal occupations, include:

Name	Title(s) and Principal Occupation(s)

Perry M. Traquina	President, Chief Executive Officer, Managing Partner and Executive Committee Member
Saul J. Pannell	Senior Vice President, Partner and Executive Committee Member
Phillip H. Perelmuter	Senior Vice President, Managing Partner and Executive Committee Member
Lucius T. Hill, III	Senior Vice President, Partner and Executive Committee Member
Brendan J. Swords	Senior Vice President, Managing Partner and Executive Committee Member
Edward P. Bousa	Senior Vice President, Partner and Executive Committee Member
James W. Valone	Senior Vice President, Partner and Executive Committee Member
Charles S. Argyle	Managing Director, Partner and Executive Committee Member
Vera M. Trojan	Senior Vice President, Partner and Executive Committee Member
Cynthia M. Clarke	Senior Vice President, Partner and Chief Legal Officer
Selwyn J. Notelovitz	Senior Vice President, Partner and Chief Compliance Officer
Edward J. Steinborn	Senior Vice President, Partner and Chief Financial Officer

The business address of each of the individuals listed above is 75 State Street, Boston, MA 02109.

THE INVESTMENT ADVISER AND THE
MASTER INVESTMENT ADVISORY AGREEMENT

VIA, located at 777 North Capitol Street, NE, Washington, DC 20002, is a wholly-owned subsidiary of, and controlled by the ICMA Retirement Corporation (“ICMA-RC”), a retirement plan administrator and investment adviser whose principal investment advisory client is VantageTrust Company (“Trust Company”). ICMA-RC was established in 1972 as a not-for-profit organization to assist state and local governments and their agencies and instrumentalities in the establishment and maintenance of deferred compensation and qualified retirement plans for the employees of such public sector entities. These plans are established and maintained in accordance with Sections 457 and 401, respectively, of the Internal Revenue Code of 1986, as amended. ICMA-RC has been registered as an investment adviser with the SEC since 1983. VIA is a Delaware limited liability company and has been registered as an investment adviser with the SEC since 1999.

Joan McCallen serves as President and Chief Executive Officer of ICMA-RC, Manager and President of VIA and President and Principal Executive Officer of the VP Funds. Kathryn B. McGrath serves as Senior Vice President, Secretary and General Counsel of ICMA-RC, Secretary of VIA and Assistant Secretary of the VP Funds. Elizabeth Glista serves as Senior Vice President and Chief Financial Officer of ICMA-RC, and Treasurer of VIA and Treasurer and Principal Financial Officer of the VP Funds. Angela Montez serves as Deputy General Counsel, Assistant Secretary, and Managing Vice President of ICMA-RC and Secretary of the VP Funds.

VIA provides investment advisory services to the Fund pursuant to a Master Investment Advisory Agreement (“Master Agreement”). The Master Agreement, dated March 1, 1999 and amended December 1, 2000 and July 1, 2005, was last approved by shareholders of the Fund on February 28, 1999. On January 15, 2010, the Board approved the continuance of the Master Agreement through February 28, 2011. VIA’s advisory services include fund design, establishment of fund investment objectives and strategies, selection and management of subadvisers, performance monitoring, and supervising and formulating each fund’s investment program. Additionally, VIA furnishes periodic reports to the Board regarding the investment strategy and performance of each series of the VP Funds. Pursuant to the Master Agreement, the Fund compensates VIA for these services rendered to the Fund by paying VIA an annual advisory fee assessed against average daily net assets of the Fund of 0.10%. VIA earned $766,106 in advisory fees for services provided to the Fund for the fiscal year ended December 31, 2009.

SUBADVISERS AND SUBADVISORY FEES PAID

	Column A	Column B
	Actual Fees Paid by Fund	Fees That Would Have Been
	During Calendar Year	Paid by Fund During Calendar
	2009 (Taking Into Account	Year 2009 Based on Current
	T. Rowe Price’s Voluntary	Subadvisers and Current
	Waiver)(1)	Allocations(2)

Legg Mason	$607,173	$683,833
Southeastern	$829,801	$837,326
TimesSquare	$1,068,866	$1,068,489
T. Rowe Price	$1,026,737	N/A
Wellington Management	N/A	$582,361

Total	$3,532,577	$3,172,009

(1)	Column A shows the fees paid by the Fund in 2009 taking into account (i) the allocation of the Fund’s assets among the subadvisers in place during calendar year 2009 (i.e., not reflecting the increased allocation of the Fund’s assets to Legg Mason); and (ii) T. Rowe Price’s voluntary fee waiver. T. Rowe Price voluntarily waived $41,998 of its fees in 2009, earning a total of $1,068,735. Without taking into account T. Rowe Price’s voluntary fee wavier, the Fund would have paid a total of $3,574,575 in fees to its subadvisers.

(2)	Column B is intended to show the fees that would have been paid by the Fund in 2009 if Wellington had served as subadviser to the Fund for the entire year, in place of T. Rowe Price, based on the Fund’s current subadvisers and current allocations (i.e., reflecting the increased allocation of the Fund’s assets to Legg Mason).

The difference between the actual fees paid by the Fund to Legg Mason, Southeastern, TimesSquare, and T. Rowe Price, taking into account (i) the allocation of the Fund’s net assets among the subadvisers in place during calendar year 2009 (i.e., not reflecting the increased allocation of the Fund’s assets to Legg Mason); and (ii) T. Rowe Price’s voluntary fee waiver (Column A), and the fees that would have been paid by the Fund to Legg Mason, Southeastern, TimesSquare, and Wellington Management, had Wellington Management served as subadviser in place of T. Rowe Price, during that period, taking into account current allocations to subadvisers (Column B), is $360,568 or a 10.21% decrease (or, without taking into account T. Rowe Price’s voluntary fee wavier, $402,566 or an 11.26% decrease).

PAYMENTS OF COMMISSIONS TO AFFILIATED BROKERS

The Fund did not make any payments of commissions to any of its affiliated brokers during the fiscal year ended December 31, 2009.

RECORD OF BENEFICIAL OWNERSHIP

As of June 30, 2010, the Fund had 102,876,983 shares outstanding. A majority of the voting shares of the Fund are held, either directly, or indirectly through certain of the Vantagepoint Model Portfolio Funds, by VantageTrust, a group trust sponsored and maintained by the Trust Company. VantageTrust, located at 777 North Capitol Street, NE, Washington, DC 20002, was established for the purpose of holding and investing the assets of public sector retirement and deferred compensation plans. The Trust Company, a New Hampshire non-depository banking corporation, has the power to vote of the shares of the Fund held directly by VantageTrust, and has the power to direct the vote of the shares of the Fund that are held indirectly through the Vantagepoint Model Portfolio Funds, under the proxy voting policy adopted by VIA. The Trust Company therefore, directly or indirectly, has the power to vote more than 25% of the Fund’s voting securities and thus under the 1940 Act is considered to “control” the Fund. As a control person of the Fund, the Trust Company may possess the ability to control the outcome of matters submitted to the vote of shareholders. Both the Trust Company and VIA are wholly-owned subsidiaries of ICMA-RC.

As of June 30, 2010, VantageTrust held, directly or indirectly, 99,065,311 shares of the Fund, or 96.29% of the Fund’s outstanding shares.

Also, as of June 30, 2010, the Directors and executive officers of the VP Funds, both individually and as a group, owned less than 1% of the Fund’s outstanding voting securities.

GENERAL INFORMATION

Distributor

ICMA-RC Services, LLC (“RC Services”), located at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002, serves as the distributor of the VP Funds’ shares pursuant to a Distribution Agreement. RC Services is a wholly-owned subsidiary of ICMA-RC and an “affiliated person” of VIA (as that term is defined under the 1940 Act). Joan McCallen serves as President of RC Services. The VP Funds did not pay any commissions to RC Services during the fiscal year ended December 31, 2009.

Transfer Agent and Administrator

Vantagepoint Transfer Agents, LLC (“VTA”), located at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002, is the designated transfer agent of the VP Funds’ shares and, pursuant to a Transfer Agency and Administrative Services Agreement, also provides certain transfer agency and administrative shareholder support services for the VP Funds related to the retirement plans investing in the VP Funds. VTA is a wholly-owned subsidiary of ICMA-RC and an “affiliated person” of VIA (as that term is defined under the 1940 Act). Joan McCallen serves as President of VTA. VTA received $2,681,413 in fees from the Fund during the fiscal year ended December 31, 2009 for the services it provided.

The VP Funds have entered into a Mutual Funds Service Agreement with J.P. Morgan Investor Services Co. (“JP Morgan”), located at 70 Fargo Street, Boston, MA 02210, whereby JP Morgan performs certain financial reporting, tax services, fund accounting, administrative and portfolio compliance services for the VP Funds.

HOUSEHOLDING

Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the VP Funds has received instructions to the contrary. If you need additional copies of this Information Statement, please contact the VP Funds toll free at 1-800-669-7400 or in writing at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, contact the VP Funds in writing at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002 or toll free at 1-800-669-7400.

FINANCIAL INFORMATION

Shareholders can obtain a copy of the VP Funds’ most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by writing the VP Funds at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002 or by calling the VP Funds toll free at 1-800-669-7400.